EXHIBIT 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: December 3, 2024

Cavalry Fund I LP
By: Cavalry Fund I GP LLC, its General Partner

By:	/s/ Thomas Walsh
Name: Thomas Walsh
Title: Manager

C/M Capital Master Fund, LP
By: C/M Global GP, LLC, its General Partner

By:	/s/ Thomas Walsh
Name: Thomas Walsh
Title: Manager

C/M Capital Partners, LP

By:	/s/ Thomas Walsh
Name: Thomas Walsh
Title: Partner

Mercer Street Global Opportunity Fund, LLC
By: NFSO, LLC, its General Partner

By:	/s/ Jonathan Juchno
Name: Jonathan Juchno
Title: Authorized Representative

Mercer Street Capital Partners, LLC

By:	/s/ Jonathan Juchno
Name: Jonathan Juchno
Title: Authorized Representative

/s/ Thomas Walsh
Thomas Walsh

/s/ Jonathan Juchno
Jonathan Juchno